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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Iteris, Inc. for the registration of 10,591,498 shares of its common stock and to the incorporation by reference therein of our report dated June 8, 2004 with respect to the consolidated financial statements and schedule of Iteris Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Irvine, California
January 6, 2005

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  Exhibit 23.1